Exhibit 5.1

Direct: 214-999-4645
Direct Fax: 214-999-3645
dearhart@gardere.com

August 10, 2006

Linens Holding Co.
Linens 'n Things, Inc.
6 Brighton Road
Clifton, New Jersey 07015

Ladies and Gentlemen:

        We have acted as counsel to Linens 'n Things, Inc., a Delaware corporation (the "Company"), Linens Holding Co., a Delaware corporation ("Linens Holding"), and each of the entities listed on Schedule A attached hereto, each of which is a direct or indirect subsidiary of the Company (collectively the "Subsidiary Guarantors"), in connection with (i) the offer to exchange (the "Exchange Offer") up to $650,000,000 aggregate principal amount of the Company's and Linens 'n Things Center, Inc.'s, a California corporation (the "Co-Issuer" and together with the Company, the "Co-Issuers"), Senior Secured Floating Rate Notes due 2014 (the "Exchange Notes"), for the Co-Issuers' $650,000,000 aggregate principal amount of Senior Secured Floating Rate Notes due 2014 (the "Old Notes") that are currently outstanding, and (ii) the preparation of the registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission by the Co-Issuers, Linens Holding, the Subsidiary Guarantors, and certain other direct or indirect subsidiaries of the Company, for the purpose of registering the issuance of the Exchange Notes and certain guarantees under the Securities Act of 1933, as amended (the "Act"). The Old Notes were issued, and the Exchange Notes will be issued, under an indenture, dated as of February 14, 2006 (the "Indenture"), among the Co-Issuers, Linens Holding, The Bank of New York, as trustee, the Subsidiary Guarantors and certain other wholly owned subsidiaries of the Company.

        In the course of our representation as such counsel, we have examined records of the Company, Linens Holding, and the Subsidiary Guarantors and such other documents, certificates of public officials, certificates of officers or other representatives of the companies and other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

        In our examination, we have assumed the genuineness of all signatures (including, without limitation, endorsements), the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to various facts material to this opinion letter, we have relied upon statements and representations of the Company, Linens Holding, the Subsidiary Guarantors and their respective officers, managers, and other representatives and of public officials, set forth in the Indenture and related documents and in certificates delivered to us, without independently verifying the accuracy of the information contained therein.

        Based upon the foregoing, and subject to the exceptions, limitations, and qualifications set forth below, we are of the following opinions:

        A. When the Exchange Notes have been duly executed by the Company and duly delivered in exchange for the Old Notes in accordance with the Exchange Offer, the Exchange Notes will be valid and binding obligations of the Company as provided in the Indenture.

        B. When the Exchange Notes have been duly executed by the Company and duly delivered in exchange for the Old Notes in accordance with the Exchange Offer, the guaranties of Linens Holding and each of the Subsidiary Guarantors will be valid and binding obligations of Linens Holding and the Subsidiary Guarantors, respectively.

        The opinions expressed herein are limited to the federal laws of the United States of America and the laws of the State of Delaware, and we assume no responsibility as to the applicability or the effect of any other laws. No opinion is expressed herein with respect to any law, statute, ordinance, rule or regulation of any county, city, locality, or other similar political subdivision.

        The opinions expressed herein are qualified to the extent that the validity or enforceability of the obligations referred to herein may be subject to or affected by: (i) judicial discretion that may limit or affect the availability or granting of certain equitable remedies (such as specific performance) in certain instances; (ii) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium, or similar laws now or hereafter in effect relating to or affecting creditors' rights or remedies generally; (iii) general principles of equity (regardless of whether considered in a proceeding in equity or at law); and (iv) federal and state securities laws, and public policy embodied in or underlying those laws, affecting rights to indemnification or contribution.

        This opinion letter is as of the date hereof, and we undertake no obligation, and expressly disclaim any obligation, to advise any person or entity of any change in the matters set forth herein. This opinion letter is limited to the matters expressly stated, and no opinion other than upon the matters so expressly stated is implied or may be inferred.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement

Respectfully submitted,
GARDERE WYNNE SEWELL LLP
By:	/s/ David R. Earhart David R. Earhart, Partner

SCHEDULE A

Vendor Finance, LLC, a Delaware limited liability company
LNT Services, Inc., a Delaware corporation
LNT Leasing II, LLC, a Delaware limited liability company
LNT West, Inc., a Delaware corporation
LNT Merchandising Company, LLC, a Delaware limited liability company
LNT Leasing III, LLC, a Delaware limited liability company
Citadel LNT, LLC, a Delaware limited liability company